Exhibit 99.1

First Horizon National Corporation Reports Financial Results for First Quarter 2006

MEMPHIS, Tenn., April. 19, 2006 (PRIMEZONE) -- First Horizon National Corporation (NYSE:FHN) announced first quarter 2006 earnings of $215.0 million or $1.67 per diluted share. In 2005, first quarter earnings were $105.8 million or $.83 per diluted share. FHN's performance in first quarter 2006 was impacted by transactions through which the incremental capital provided by the merchant divestiture was utilized, various other transactions and accounting issues.

The two most important of these transactions were a gain realized on the consummation of the previously announced sale of FHN's national merchant processing business and securities losses incurred in connection with a restructuring of the investment portfolio undertaken in view of the current interest rate environment.

Business operations reflected continued strong growth within Retail/Commercial Banking, growth in Capital Markets revenues, and a decline in Mortgage Banking related to a tightening in the overall mortgage market. Retail/Commercial Banking experienced 24 percent growth in loans and an 11 percent increase in deposits. While Capital Markets revenues were only up 2 percent as compared to the first quarter of 2005, these revenues experienced an 18 percent increase on a sequential quarter basis. Since the first quarter of 2005, Mortgage Banking originations have fallen 10 percent; however, the expected decline for the industry is 17 percent. Mortgage Banking earnings were also unfavorably impacted by hedge performance this quarter.

"Although numerous factors may make it difficult to understand our underlying performance this quarter, we are convinced that the actions we are taking will position us well for the future," said Ken Glass, Chairman and CEO of FHN, "We believe it is essential to be proactive in responding to changing market conditions and circumstances. That's why we are selling the merchant business and using the proceeds from that sale to implement various transactions including buying back our shares and restructuring our balance sheet, which create immediate value for our shareholders."

Comparisons between reported earnings are directly and significantly affected by a number of factors that were present in first quarter 2006 but not present (or present to a much lesser degree) in first quarter 2005. The following discussion highlights these items:

The results for first quarter 2006 included earnings from discontinued operations of $210.3 million or $1.63 per diluted share related to the sale of the merchant processing business. In first quarter 2005 earnings from discontinued merchant operations were $3.0 million or $.03 per diluted share. On March 1, 2006, FHN sold its national merchant processing business for an after-tax gain of $208 million. This divestiture was accounted for as a discontinued operation, and accordingly, current and prior periods were adjusted to exclude the impact of merchant operations from the results of continuing operations.

In first quarter 2006, FHN purchased 4 million shares of its common stock through an accelerated share repurchase program for an initial purchase price of approximately $158 million. The final settlement, after the repurchase period, is expected to occur in second quarter 2006. The benefit of this share repurchase, which occurred near the end of the quarter, was not fully realized in first quarter as average shares decreased by approximately 1 million, but it will have an additional positive impact on per share earnings in future periods.

FHN incurred $80.3 million of securities losses included in continuing operations in first quarter 2006, predominantly related to repositioning approximately $2.3 billion of investment securities. Additionally, there were $.3 million of incremental costs related to the execution of the restructuring. The benefit of this restructuring, which occurred near the end of the quarter, was not fully realized in first quarter but will increase the average yield on the investment portfolio by approximately 120 basis points in future periods.

FHN has determined that certain derivative transactions used in hedging strategies to manage interest rate risk did not qualify for hedge accounting under the "short cut" method, as have a number of other banks. As a result, any fluctuations in the market value of the derivatives should have been recorded through the income statement with no corresponding offset to the hedged item. While management believes these hedges would have qualified for hedge accounting under the "long haul" method, that accounting cannot be applied retroactively. FHN evaluated the impact to all quarterly and annual periods since the inception of the hedges and concluded that the impact was immaterial in each period. In first quarter 2006, FHN recorded an adjustment to recognize the cumulative impact of these transactions that resulted in a negative $15.6 million impact to noninterest income, which was included in continuing operations. FHN has subsequently redesignated these hedge relationships under SFAS No. 133 using the "long haul" method.

Other items included in continuing operations for first quarter 2006:

 - A pre-tax loss of $12.7 million was recognized from the sale of home equity lines of credit (HELOC) upon which the borrower had not drawn funds ("no-balance"). The loss represents deferred loan origination costs, generally recognized over the life of the loan, which were recognized when the line of credit was sold. This transaction reduces amortization of deferred loan origination costs over the next three to four years.

 - Mortgage banking experienced foreclosure losses and other expenses of $13.2 million compared to historical levels of approximately $2 million to $3 million related to nonprime mortgage loans. Going forward, profitability of the nonprime origination business is expected to return to normal levels as management has implemented improved procedures to address more stringent investor requirements and to ensure a more disciplined approach to managing the risk of this held for sale portfolio of loans.

 - FHN underwent a change in the dynamics of its business
   relationship with the U.S. Mint, through which collectible coins are distributed, and recognized expenses of $9.3 million this quarter, representing the devaluation of packaging inventories and costs of closing retail locations.

 - Continually looking for ways to better align the cost structure,
   FHN incurred expenses of $5.2 million related to consolidating operations and office closings.

 - Compensation expense of $4.5 million related to early retirement, severance and retention was recognized in the current quarter but will reduce costs and should improve performance going forward.

 - FHN continues to implement enterprise-wide synergies which resulted in $1.2 million of incremental expenditures on technology designed to enhance efficiencies and increase productivity.

First quarter 2006 earnings also included a favorable impact of $1.3 million or $.01 per diluted share from the cumulative effect of changes in accounting principles. FHN adopted SFAS No. 123-R, "Share-Based Payment" in first quarter 2006 and retroactively applied the provisions of the standard. Accordingly, results for periods prior to 2006 have been adjusted to reflect expensing of share-based compensation. A cumulative effect adjustment of $1.0 million was recognized, reflecting the change in accounting for share-based compensation expense based on estimated forfeitures rather than actual forfeitures. FHN also adopted SFAS No. 156, "Accounting for Servicing of Financial Assets," which allows servicing assets to be measured at fair value with changes in fair value reported in current earnings. The adoption of this standard was applied on a prospective basis and resulted in a cumulative effect adjustment of $.3 million, representing the excess of the fair value of the servicing asset over the recorded value on January 1, 2006.

Summary of impact to results of continuing operations from items discussed above:

                                    Impact on 1Q06
                                    Pre-tax Income
                                    from Continuing
 (In millions of dollars)             Operations       Segment
 ---------------------------------------------------------------------
 Investment portfolio
  restructuring and other
  securities losses                     $ 81          Corporate
 Sale of no-balance HELOC                 13         R/C Banking
 Incremental nonprime losses              11         Mtg Banking
 Coin inventory valuation
  and closing retail sites                 9         R/C Banking
                                                 ---------------------
 Consolidation of operations               5       R/C Banking - 73%
  and closing of offices                           Mtg Banking - 27%
                                                 ---------------------

 Early retirement, severance               5        R/C Banking - 62%
  and retention costs                           Capital Markets - 22%
                                                    Mtg Banking - 16%
                                                 ---------------------
 Incremental technology costs              1          All segments
 Hedge accounting treatment               16           Corporate
 Stock-based compensation cost             3          All segments
 Negative impact of merchant sale          3          R/C Banking
 ---------------------------------------------------------------------

Return on average shareholders' equity and return on average assets were 37.3 percent and 2.31 percent, respectively, for first quarter 2006. Return on average shareholders' equity and return on average assets were 20.8 percent and 1.26 percent, respectively, for first quarter 2005. Total assets were $37.3 billion and shareholders' equity was $2.4 billion on March 31, 2006, compared to $35.2 billion and $2.1 billion, respectively, on March 31, 2005.

PERFORMANCE HIGHLIGHTS

Retail/Commercial Banking

Total revenues for Retail/Commercial Banking increased 11 percent to $331.4 million for first quarter 2006 compared to $299.5 million for first quarter 2005.

Net interest income increased 13 percent to $224.9 million in first quarter 2006 from $198.6 million in first quarter 2005 as earning assets grew 17 percent, or $3.1 billion. Loans grew 24 percent or $4.0 billion while loans held for sale decreased 53 percent or $.9 billion and deposits increased 11 percent or $1.1 billion over first quarter 2005. The Retail/Commercial Banking net interest margin was 4.25 percent in first quarter 2006 compared to 4.22 percent in fourth quarter 2005 and 4.38 percent in the first quarter of last year.

Noninterest income increased 6 percent to $106.5 million in first quarter 2006 from $100.9 million in first quarter 2005. Fees from deposit transactions and cash management increased 14 percent or $4.7 million compared to first quarter 2005 due to deposit growth and pricing initiatives. Revenue from loan sales and securitizations remained stable in first quarter 2006 due to increased volume of loans sold, while profit margins were unfavorably impacted by a shift in equity lending originations from variable rate HELOC to fixed-rate second-lien mortgages combined with competitive pricing pressures, and a gain from the sale of a portfolio of non-strategic and non-core customer credit card receivables. Also impacting this revenue stream was the $12.7 million loss from the sale of no-balance HELOC.

Provision for loan losses increased to $18.0 million in first quarter 2006 from $13.1 million last year, primarily reflecting loan growth and a gradual trend away from the recently experienced low levels of net charge-offs.

Noninterest expense was $215.6 million in first quarter 2006 compared to $179.6 million last year. The increase in noninterest expense was impacted by costs associated with the coin inventory valuation and closing of retail sites; consolidation of remittance processing operations and office closing; and early retirement costs. In addition, higher personnel costs resulted from national expansion initiatives.

Including the effect of these above items, pre-tax income for Retail/Commercial Banking decreased 8 percent to $97.8 million for first quarter 2006, compared to $106.8 million for first quarter 2005. Including the impact of discontinued merchant operations, which reflected the gain on the sale and the cumulative effect of accounting changes, net income increased to $280.7 million from $75.9 million in 2005.

Mortgage Banking

Total revenues for Mortgage Banking were $120.1 million in first quarter 2006 compared to $155.8 million in first quarter 2005.

Net interest income decreased 24 percent to $25.4 million in first quarter 2006 from $33.2 million in first quarter 2005. The flattening of the yield curve resulted in compression of the spread on the warehouse, which was 1.77 percent in first quarter 2006 compared to 2.89 percent for the same period in 2005.

Noninterest income decreased to $94.7 million in first quarter 2006 compared to $122.6 million in first quarter 2005. Noninterest income consists primarily of mortgage banking-related revenue, net of costs, from the origination and sale of mortgage loans, fees from mortgage servicing and mortgage servicing rights (MSR) net hedge gains or losses. Mortgage servicing noninterest income prior to the adoption of SFAS No. 156 in first quarter 2006 was net of amortization, impairment and other expenses related to MSR and related hedges. Subsequent to the adoption of SFAS No. 156, mortgage servicing noninterest income reflects the change in fair value of the MSR asset combined with net hedging results, whether positive or negative.

Mortgage loan originations decreased to $6.9 billion in first quarter 2006 from $7.6 billion in 2005 as refinance activity dropped 22 percent. Home purchase origination volume remained stable and represented 59 percent of total originations during first quarter 2006 compared to 53 percent last year. The aggregate decline in origination volume of 10 percent was significantly better than the national market's decline of 17 percent. Loans delivered into the secondary market decreased 8 percent to $6.8 billion as originations slowed. Net revenue from mortgage loans sold decreased 28 percent to $72.3 million from $100.0 million in first quarter 2005.

The mortgage-servicing portfolio grew 11 percent to $97.3 billion on March 31, 2006, from $88.0 billion on March 31, 2005. Total fees associated with mortgage servicing increased 15 percent to $77.8 million from $67.9 million, reflecting this growth. The growth in the servicing portfolio and rising interest rates led to a 29 percent increase in the value of capitalized mortgage servicing rights from a year ago to $1.3 billion in first quarter 2006. The adoption this quarter of SFAS No. 156 changed the way net servicing revenues are being reported. Changes in the value of the MSR asset due to runoff and other portfolio adjustments reduced servicing revenue by $58.8 million. In addition, the MSR asset gained value due to rising interest rates in the amount of $96.0 million, which was offset by hedge losses on MSR derivatives of $98.3 million. During first quarter 2005, the MSR value loss due to runoff was $59.4 million, MSR change due to interest rates was an increase of $74.8 million, which was partially offset by hedge losses totaling $55.1 million. The cumulative net impact related to MSR value changes and a related change in the value of the hedge portfolio was a decline of $21.4 million. Trading asset performance and option expense further reduced servicing revenue in first quarter 2006 by $6.0 million.

Noninterest expense increased to $125.7 million in first quarter 2006 from $110.0 million in first quarter 2005 due to the unusually high level of losses associated with the nonprime origination business and $2.1 million of costs associated with branch closings, including lease abandonment and severance expenses.

Including the impact of the above items, Mortgage Banking had a pre-tax loss of $5.4 million for first quarter 2006, compared to pre-tax income of $45.8 million for first quarter 2005.

Capital Markets

Total revenues for Capital Markets were $93.3 million in first quarter 2006 compared to $91.2 million in first quarter 2005.

Revenues from fixed income sales were $50.6 million in first quarter 2006 compared to $63.0 million in first quarter 2005. However, on a sequential-quarter basis fixed income sales have increased 14 percent from fourth quarter 2005. The interest rate environment during 2005 created challenging conditions for fixed income sales as reflected in the lower revenues experienced through the third quarter of last year.

Revenues from other products were $45.9 million in first quarter 2006, an increase of $11.1 million, or 32 percent, from first quarter 2005. Revenues from other products include fee income from activities such as loan sales, investment banking, equity research, portfolio advisory and the sale of bank-owned life insurance. These other sources of revenue represented 48 percent of total product revenues in first quarter 2006 compared to 36 percent in first quarter 2005. The increase from first quarter 2005 was primarily due to increased fees from investment banking and structured finance activities. Other non-product revenues relating to a deferred compensation plan increased $3.9 million from first quarter 2005. This revenue increase was offset by a related $3.9 million increase in noninterest expense associated with this plan.

Noninterest expense increased $4.6 million compared to first quarter 2005 primarily due to the $3.9 million increase in deferred compensation plan expense discussed above. Noninterest expense increased $10.6 million from fourth quarter 2005 primarily due to increased variable compensation expense associated with the increase in product revenues, a cyclical increase in statutory fringe benefits expense, and an increase in deferred compensation plan expense which was substantially offset by a related increase in other non-product revenues.

Including the impact of the above items, Capital Markets pre-tax earnings were $6.9 million in first quarter 2006 compared to $9.4 million in first quarter 2005.

Corporate

The Corporate segment's results yielded a pre-tax loss of $108.9 million in first quarter 2006 compared to a pre-tax loss of $9.3 million in first quarter 2005. The first quarter 2006 results include $80.3 million of net securities losses, primarily related to the restructuring of the investment portfolio which resulted in securities losses of $79.3 million. Noninterest income was negatively impacted by $15.6 million due to the hedge accounting adjustment. Noninterest expense increased in 2006 due to $4.1 million dividend expense on $300 million of the bank's noncumulative perpetual preferred stock.

AVERAGE BALANCE SHEET

Total average assets increased 11 percent to $37.7 billion for first quarter 2006. Total loans increased 25 percent to $20.8 billion as commercial loans grew 26 percent and retail loans increased 24 percent. Loans held for sale decreased 10 percent to $4.8 billion. Average earning assets increased 13 percent to $33.1 billion. Interest-bearing core deposits increased 11 percent. Total core deposits increased 7 percent to $12.3 billion, which reflects targeted financial center expansion. Purchased funds increased 7 percent to $17.4 billion. Average shareholders' equity increased 13 percent in first quarter 2006.

The consolidated net interest margin was 2.99 percent for first quarter 2006 compared to 3.12 percent for first quarter 2005. This compression in the margin occurred as the net interest spread decreased to 2.44 percent in 2006 from 2.80 percent in 2005 while the impact of free funding increased from 32 basis points to 55 basis points. The decline in margin is attributable to a flatter yield curve which decreased spread on the warehouse by 112 basis points to 1.77 percent, creating a negative impact of 12 basis points on the overall corporate margin this quarter as compared to a year ago.

ASSET QUALITY

Provision for loan losses increased to $17.8 million in first quarter 2006 from $13.1 million in first quarter 2005, reflecting loan growth and a gradual trend away from the recently experienced low levels of net charge-offs. The ratio of nonperforming assets remained stable at 37 basis points in first quarter 2006 compared to 38 basis points last year. Nonperforming assets were $94.4 million on March 31, 2006, compared to $75.1 million on March 31, 2005. An increase of $6.7 million in nonperforming loans held for sale was due to deterioration in nonprime lending. The net charge-off ratio was flat compared to fourth quarter levels; however, it increased to 22 basis points in first quarter 2006 from 17 basis points in 2005 as net charge-offs grew to $11.3 million from $7.1 million during a period of strong loan growth. (See the table on A-4 for an analysis of the allowance for loan losses and details on nonperforming assets and the table on A-5 for asset quality ratios).

OUTLOOK

"Looking ahead, second quarter's earnings will benefit as the first quarter's unfavorable impact of seasonality goes away. Additionally, earnings throughout the remainder of the year should be positively impacted by the continued execution of our strategies combined with the incremental benefit of earnings enhancements. We will also benefit earnings per share impact from the transactions which utilized the proceeds from the merchant divestiture. Another recent development was the increase in Capital Markets revenues experienced this quarter. On the other hand, a more negative mortgage market or further flattening in the yield curve could create further pressure on earnings." Glass concluded, "Assuming a stable operating environment and the continuation of these operating trends, we still expect that earnings per share for the remainder of this year should grow over prior year."

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, customer and investor responses to these conditions, ability to execute business plans, geopolitical developments, natural disasters, and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

OTHER INFORMATION

FHN provides additional disclosure and discussion related to FHN's earnings and business segment performance through a financial supplement which is available on FHN's website at www.fhnc.com. Management will also host a conference call at 8:00 a.m. Central Time April 20 to review earnings and performance trends. Callers wishing to participate in the call may dial toll-free starting at 7:45 a.m. Central Time April 20 by dialing 1-800-810-0924 (international participants dial 1-913-981-4900). The conference will also be webcast live through the investor relations section of FHN's website. To access the webcast, visit http://www.shareholder.com/fhnc/medialist.cfm. A replay of the call will be available from 11 a.m. Central Time April 20 until 11 a.m. Sunday, April 30, 2006, by calling 1-888-203-1112 or 1-719-457-0820 for international participants. The passcode is 1432327. The event will be archived and made available by 1 p.m. Central Time April 20 on FHN's website at www.fhnc.com. For four weeks from the press release date, FHN will respond to individual requests for clarification of the provided disclosures. However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD. Without limiting the foregoing, after the conference call and except for the guidance expressed or implied herein, we will not provide any earnings guidance, directly or indirectly, express or implied.

GENERAL INFORMATION

About First Horizon

The 13,000 employees of First Horizon National Corp. (NYSE: FHN) provide financial services to individuals and business customers through hundreds of offices located in 46 states. The corporation's three major brands -- FTN Financial, First Horizon and First Tennessee - provide customers with a broad range of products and services including:

 - Capital Markets, one of the nation's top underwriters of U.S.
   government agency securities
 - Mortgage Banking, one of the nation's top 20 mortgage originators and top 15 servicers, which earned a top-10 ranking in customer satisfaction from J.D. Power and Associates
 - Retail/Commercial Banking, with the largest market share in Tennessee and one of the highest customer retention rates of any bank in the country

FHN companies have been recognized as some of the nation's best employers by AARP, Working Mother and Fortune magazines. FHN also was named one of the nation's 100 best corporate citizens by Business Ethics magazine. More information can be found at www.fhnc.com.

                  FIRST HORIZON NATIONAL CORPORATION
                         STATEMENTS OF INCOME
                             Yearly Growth
                              (Unaudited)
                                           Year-to-date
                                              March 31
                                        -------------------
                                                               Growth
 (Thousands)                              2006       2005      Rate (%)
 ---------------------------------------------------------------------
 Interest income                        $533,369   $384,876     38.6 +
 Less interest expense                   287,648    157,429     82.7 +
 ---------------------------------------------------------------------
   Net interest income                   245,721    227,447      8.0 +
 Provision for loan losses                17,799     13,109     35.8 +
 ---------------------------------------------------------------------
   Net interest income after
     provision for loan losses           227,922    214,338      6.3 +
 Noninterest income:
   Mortgage banking                       88,815    118,763     25.2 --
   Capital markets                        92,858     95,162      2.4 --
   Deposit transactions and
    cash management                       38,023     33,255     14.3 +
   Insurance commissions                  14,686     14,749       .4 --
   Revenue from loan sales
    and securitizations                   11,357     13,234     14.2 --
   Trust services and investment
    management                            10,657     11,164      4.5 --
   Securities losses, net                (80,281)       (66)     NM
   Other                                  29,629     36,617     19.1 --
 ---------------------------------------------------------------------
    Total noninterest income             205,744    322,878     36.3 --
 ---------------------------------------------------------------------
    Adjusted gross income after
     provision for loan losses           433,666    537,216     19.3 --
 Noninterest expense:
   Employee compensation, incentives
     and benefits                        260,141    240,297      8.3 +
   Occupancy                              30,102     24,011     25.4 +
   Operations services                    17,440     16,445      6.1 +
   Equipment rentals, depreciation,
     and maintenance                      20,264     17,485     15.9 +
   Communications and courier             14,912     12,468     19.6 +
   Amortization of intangible assets       2,888      2,536     13.9 +
   Other                                  97,468     71,295     36.7 +
 ---------------------------------------------------------------------
     Total noninterest expense           443,215    384,537     15.3 +
 ---------------------------------------------------------------------
 Pre-tax (loss)/income                    (9,549)   152,679    106.3 --
 (Benefit)/provision for income taxes    (12,959)    49,864    126.0 --
 ---------------------------------------------------------------------
 Income from continuing operations         3,410    102,815     96.7 --
 Income from discontinued operations,
  net of tax                             210,273      3,015      NM
 ---------------------------------------------------------------------
   Income before cumulative effect       213,683    105,830    101.9 +
 Cumulative effect of changes in
  accounting principle, net of tax         1,345         --      NM
 ---------------------------------------------------------------------
 Net income                             $215,028   $105,830    103.2 +
                                        ===================
 ---------------------------------------------------------------------
 Diluted earnings per share from
  continuing operations                 $    .03   $    .80     96.3 --
 Diluted earnings per share before
  cumulative effect                     $   1.66   $    .83    100.0 +
 Diluted earnings per common share      $   1.67   $    .83    101.2 +
 Dividends declared                     $    .45   $    .43
 Diluted shares                          129,100    128,032

 SELECTED FINANCIAL RATIOS:
 -------------------------
 Return on average assets                   2.31%     1.26%
 Return on average shareholders' equity     37.3      20.8
 ---------------------------------------------------------------------
 Certain previously reported amounts have been reclassified to agree with current presentation.

                  FIRST HORIZON NATIONAL CORPORATION
                    AVERAGE STATEMENTS OF CONDITION
                             Yearly Growth
                              (Unaudited)

                                          Year-to-date
                                             March 31
                                   -------------------------
                                                               Growth
 (Thousands)                           2006          2005      Rate (%)
 ---------------------------------------------------------------------
 Loans, net of unearned income:
  Commercial:
   Commercial, financial
    and industrial                 $ 6,415,436   $ 5,480,107    17.1 +
   Real estate commercial            1,225,049     1,004,564    21.9 +
   Real estate construction          2,197,693     1,305,981    68.3 +
 ---------------------------------------------------------------------
    Total commercial loans           9,838,178     7,790,652    26.3 +
  Retail:
   Real estate residential           8,629,370     7,385,847    16.8 +
   Real estate construction          1,961,658     1,105,392    77.5 +
   Other retail                        164,567       160,685     2.4 +
   Credit card receivables             238,089       238,066      NM
   Real estate loans pledged
    against other collateralized
    borrowings (a)                       6,535            --      NM
 ---------------------------------------------------------------------
     Total retail loans             11,000,219     8,889,990    23.7 +
 ---------------------------------------------------------------------
     Total loans, net of
      unearned income               20,838,397    16,680,642    24.9 +
 Investment securities               3,026,429     2,794,805     8.3 +
 Loans held for sale                 4,776,373     5,315,114    10.1 --
 Other earning assets                4,500,845     4,576,607     1.7 --
 ---------------------------------------------------------------------
     Total earning assets           33,142,044    29,367,168    12.9 +
 Cash and due from banks               831,172       729,802    13.9 +
 Other assets                        3,716,307     3,994,471     7.0 --
 ---------------------------------------------------------------------
     Total assets                  $37,689,523   $34,091,441    10.6 +
                                   =========================
 Certificates of deposit under
    $100,000 and other time        $ 2,602,581   $ 2,102,399    23.8 +
 Other interest-bearing deposits     4,794,639     4,567,853     5.0 +
 ---------------------------------------------------------------------
     Total interest-bearing
      core deposits                  7,397,220     6,670,252    10.9 +
 Demand deposits                     1,712,247     1,784,963     4.1 --
 Other noninterest-bearing deposits  3,204,212     3,001,739     6.7 +
 ---------------------------------------------------------------------
     Total core deposits            12,313,679    11,456,954     7.5 +
 Certificates of deposit $100,000
   and more                         10,626,088    10,147,069     4.7 +
 ---------------------------------------------------------------------
     Total deposits                 22,939,767    21,604,023     6.2 +
 Short-term borrowed funds           6,815,291     6,152,695    10.8 +
 Term borrowings                     3,798,645     2,616,152    45.2 +
 Other collateralized
  borrowings (a)                         6,662            --      NM
 ---------------------------------------------------------------------
     Total long-term debt            3,805,307     2,616,152    45.5 +
 Other liabilities                   1,498,372     1,620,600     7.5 --
 Preferred stock of subsidiary         295,274        29,998      NM
 Shareholders' equity                2,335,512     2,067,973    12.9 +
 ---------------------------------------------------------------------
     Total liabilities and
      shareholders' equity         $37,689,523   $34,091,441    10.6 +
                                   =========================
 ---------------------------------------------------------------------
 Certain previously reported amounts have been reclassified to agree with current presentation.
 (a) During this quarter we completed an on-balance sheet
     securitization, which is structured as a financing for accounting purposes, rather than as a sale as in the case of off-balance sheet securitizations.

                  FIRST HORIZON NATIONAL CORPORATION
                  PERIOD-END STATEMENTS OF CONDITION
                              (Unaudited)

                                          March 31
                                 -------------------------     Growth
 (Thousands)                         2006          2005       Rate (%)
 ---------------------------------------------------------------------
 Loans, net of unearned income:
  Commercial:
   Commercial, financial and
    industrial                   $ 6,538,798   $ 5,781,307      13.1 +
   Real estate commercial          1,232,021     1,030,052      19.6 +
   Real estate construction        2,277,825     1,427,955      59.5 +
 ---------------------------------------------------------------------
    Total commercial loans        10,048,644     8,239,314      22.0 +
  Retail:
   Real estate residential         8,486,345     7,358,940      15.3 +
   Real estate construction        2,001,916     1,190,155      68.2 +
   Other retail                      161,617       160,457        .7 +
   Credit card receivables           194,908       234,915      17.0 --
   Real estate loans pledged
    against other collateralized
    borrowings (a)                   293,561            --        NM
 ---------------------------------------------------------------------
     Total retail loans           11,138,347     8,944,467      24.5 +
 ---------------------------------------------------------------------
     Total loans, net of
      unearned income             21,186,991    17,183,781      23.3 +
 Investment securities             2,944,826     2,899,916       1.5 +
 Loans held for sale               3,604,010     5,277,158      31.7 --
 Other earning assets              3,881,511     3,436,321      13.0 +
 ---------------------------------------------------------------------
     Total earning assets         31,617,338    28,797,176       9.8 +
 Cash and due from banks             887,539       770,844      15.1 +
 Discontinued assets                  56,712       126,213      55.1 --
 Other assets                      4,739,386     5,463,190      13.2 --
 ---------------------------------------------------------------------
     Total assets                $37,300,975   $35,157,423       6.1 +
                                 =========================
 Certificates of deposit
  under $100,000 and
  other time                     $ 2,692,046   $ 2,145,312      25.5 +
 Other interest-bearing
  deposits                         5,122,441     4,637,474      10.5 +
 ---------------------------------------------------------------------
     Total interest-bearing
      core deposits                7,814,487     6,782,786      15.2 +
 Demand deposits                   2,584,223     2,409,030       7.3 +
 Other noninterest-bearing
  deposits                         2,889,794     3,035,455       4.8 --
 ---------------------------------------------------------------------
     Total core deposits          13,288,504    12,227,271       8.7 +
 Certificates of deposit
  $100,000 and more                8,228,543    10,781,020      23.7 --
 ---------------------------------------------------------------------
     Total deposits               21,517,047    23,008,291       6.5 --
 Short-term borrowed funds         5,853,701     4,679,886      25.1 +
 Term borrowings                   4,299,539     2,591,354      65.9 +
 Other collateralized
  borrowings (a)                     299,800            --        NM
 ---------------------------------------------------------------------
     Total long-term debt          4,599,339     2,591,354      77.5 +
 Discontinued liabilities            233,402        77,926     199.5 +
 Other liabilities                 2,402,604     2,379,308       1.0 +
 Preferred stock of subsidiary       295,274       295,858        .2 --
 Shareholders' equity              2,399,608     2,124,800      12.9 +
 ---------------------------------------------------------------------
     Total liabilities and
      shareholders' equity       $37,300,975   $35,157,423       6.1 +
                                 =========================
  --------------------------------------------------------------------
   Certain previously reported amounts have been reclassified to agree with current presentation.
   (a) During this quarter we completed an on-balance sheet
       securitization, which is structured as a financing for accounting purposes, rather than as a sale as in the case of off-balance sheet securitizations.

                  FIRST HORIZON NATIONAL CORPORATION
                       ASSET QUALITY HIGHLIGHTS
                              (Unaudited)

 ---------------------------------------------------------------------
 (Thousands)       1Q06       4Q05       3Q05       2Q05       1Q05
 ---------------------------------------------------------------------
 ALLOWANCE FOR
 LOAN LOSSES:
  Beginning
   Reserve        $189,705   $185,029   $169,697   $164,195   $158,159
  Provision         17,799     16,175     22,608     15,786     13,109
  Divestitures/
   acquisitions     (1,195)      (516)     1,902         --         --
  Charge-offs      (14,791)   (14,586)   (12,900)   (13,642)   (11,022)
  Recoveries         3,493      3,603      3,722      3,358      3,949
 ---------------------------------------------------------------------
   Ending Balance $195,011   $189,705   $185,029   $169,697   $164,195
 -----------------====================================================
 Reserve for off-
  balance sheet
  commitments     $  9,420   $ 10,650   $  9,034   $  8,515   $  8,212
 Total of
  allowance for
  loan losses and
  reserve for off-
  balance sheet
  commitments     $204,431   $200,355   $194,063   $178,212   $172,407
 ---------------------------------------------------------------------
 NONPERFORMING
 ASSETS:
 RETAIL/COMMERCIAL
  BANKING:
   Nonperforming
    loans         $ 49,332   $ 40,771   $ 39,236   $ 39,792   $ 40,160
   Foreclosed
    real estate     19,556     18,932     19,875     18,647     17,958
 ---------------------------------------------------------------------
 Total Retail/
  Commercial
  Banking           68,888     59,703     59,111     58,439     58,118
 ---------------------------------------------------------------------
 MORTGAGE BANKING:
  Nonperforming
   loans - held
   for sale         16,000     11,488     11,868     10,550      9,264
  Foreclosed real
   estate            9,538      8,478      7,981      8,490      7,737
 ---------------------------------------------------------------------
 Total Mortgage
  Banking           25,538     19,966     19,849     19,040     17,001
 ---------------------------------------------------------------------
   Total non-
    performing
    assets        $ 94,426   $ 79,669   $ 78,960   $ 77,479   $ 75,119
                  ====================================================
 Loans past due
  90 days or
  more (a)        $187,974   $213,658   $193,156   $189,819   $206,175
 Guaranteed por-
  tion of loans
  past due 90 days
  or more (a)      159,548    178,838    166,891    165,216    181,692
 Period-end loans,
  net of unearned
  income
  (millions)      $ 21,187   $ 20,601   $ 19,212   $ 18,429   $ 17,184
 Insured loans         812        827        667        831        801
 ---------------------------------------------------------------------
 Loans excluding
  insured loans   $ 20,375   $ 19,774   $ 18,545   $ 17,598   $ 16,383
                  ====================================================
 Off-balance sheet
  commitments
  (millions) (b)  $  7,787   $  9,091   $  8,751   $  6,871   $  6,465
 ---------------------------------------------------------------------
 (a) Includes loans held for sale.
 (b) Amount of off-balance sheet commitments for which a reserve has been provided.
  Certain previously reported amounts have been reclassified to agree with current presentation.

                  FIRST HORIZON NATIONAL CORPORATION
                       ASSET QUALITY HIGHLIGHTS
                              (Unaudited)

 ---------------------------------------------------------------------
                        1Q06      4Q05      3Q05      2Q05      1Q05
 ---------------------------------------------------------------------
 FHN CONSOLIDATED:
  Nonperforming loans
   ratio (a)              .23%      .20%      .20%      .22%      .23%
  Nonperforming assets
   ratio (b)              .37       .33       .35       .36       .38
  Allowance to total
   loans                  .92       .92       .96       .92       .96
  Allowance to loans
   excluding insured
   loans                  .96       .96      1.00       .96      1.00
  Allowance to
   nonperforming
   loans (c)           395.30    465.29    471.58    426.46    408.85
  Allowance to
   nonperforming
   assets (d)          248.66    278.24    275.78    253.55    249.33
  Net charge-off
   ratio (e)              .22       .22       .20       .23       .17

 RETAIL/COMMERCIAL
 BANKING:
  Nonperforming assets
   ratio (b)              .33%      .29%      .31%      .32%      .34%
  Allowance to non-
   performing assets   283.08    317.75    313.02    290.38    282.52

 MORTGAGE BANKING:
  Nonperforming assets
   ratio (f)              .03%      .02%      .02%      .02%      .02%
 ---------------------------------------------------------------------
 (a) Ratio is nonperforming loans in the loan portfolio to total loans
 (b) Ratio is nonperforming assets related to the loan portfolio to total loans plus foreclosed real estate and other assets
 (c) Ratio is allowance to nonperforming loans in the loan
     portfolio
 (d) Ratio is allowance to nonperforming assets related to the loan portfolio
 (e) Ratio is annualized net charge-offs to average total loans
 (f) Ratio is nonperforming assets to unpaid principal balance of servicing portfolio
  Certain previously reported amounts have been reclassified to agree with current presentation.

                  FIRST HORIZON NATIONAL CORPORATION
                      BUSINESS SEGMENT HIGHLIGHTS
                              (Unaudited)

 ---------------------------------------------------------------------
 (Thousands)            1Q06      4Q05      3Q05      2Q05      1Q05
 ---------------------------------------------------------------------
 RETAIL/COMMERCIAL
 BANKING
 Total revenues(a)   $ 331,362  $341,409  $331,459  $311,124  $299,512
 Provision for loan
  losses                18,026    15,897    22,428    15,667    13,069
 Noninterest
  expenses             215,555   203,017   199,541   192,645   179,634
                     -------------------------------------------------
  Pre-tax income        97,781   122,495   109,490   102,812   106,809
 Provision for
  income taxes          27,899    36,161    33,050    31,064    33,902
                     -------------------------------------------------
 Income from
  continuing
  operations            69,882    86,334    76,440    71,748    72,907
 Income from
  discontinued
  operations, net
  of tax               210,273     5,369     4,830     3,858     3,015
                     -------------------------------------------------
 Income before
  cumulative effect    280,155    91,703    81,270    75,606    75,922
 Cumulative effect
  of changes in
  accounting
  principle, net
  of tax                   522    (3,098)       --        --        --
                     -------------------------------------------------
  Net income         $ 280,677  $ 88,605  $ 81,270  $ 75,606  $ 75,922

 MORTGAGE BANKING
 Total revenues(a)   $ 120,119  $154,521  $193,023  $155,626  $155,823
 Provision for
  loan losses             (227)      278       180       119        40
 Noninterest
  expenses             125,699   115,398   132,365   113,677   110,016
                     -------------------------------------------------
  Pre-tax (loss)/
   income               (5,353)   38,845    60,478    41,830    45,767
 (Benefit)/provision
  for income taxes      (2,114)   12,081    21,839    14,972    16,413
                     -------------------------------------------------
 Income before
  cumulative effect     (3,239)   26,764    38,639    26,858    29,354
 Cumulative effect
  of changes in
  accounting
  principle, net
  of tax                   414        --        --        --        --
                     -------------------------------------------------
  Net (loss)/income  $  (2,825) $ 26,764  $ 38,639  $ 26,858  $ 29,354

 CAPITAL MARKETS
 Total revenues(a)   $  93,340  $ 79,005  $ 78,497  $ 90,806  $ 91,202
 Noninterest expenses   86,379    75,759    76,093    82,757    81,813
                     -------------------------------------------------
  Pre-tax income         6,961     3,246     2,404     8,049     9,389
 Provision for
  income taxes           1,745     1,076       481     2,161     4,049
                     -------------------------------------------------
 Income before
  cumulative effect      5,216     2,170     1,923     5,888     5,340
 Cumulative effect
  of changes in
  accounting
  principle, net
  of tax                   179        --        --        --        --
                     -------------------------------------------------
  Net income         $   5,395  $  2,170  $  1,923  $  5,888  $  5,340

 CORPORATE
 Total revenues(a)   $ (93,356) $    875  $  3,780  $  4,165  $  3,788
 Noninterest
  expenses              15,582    19,118    18,176    17,143    13,074
                     -------------------------------------------------
  Pre-tax loss        (108,938)  (18,243)  (14,396)  (12,978)   (9,286)
 Income tax benefit    (40,489)   (6,623)   (5,508)   (4,630)   (4,500)
                     -------------------------------------------------
 Income before
  cumulative effect    (68,449)  (11,620)   (8,888)   (8,348)   (4,786)
 Cumulative effect
  of changes in
  accounting
  principle, net
  of tax                   230        --        --        --        --
                     -------------------------------------------------
  Net loss           $ (68,219) $(11,620) $ (8,888) $ (8,348) $ (4,786)

 TOTAL CONSOLIDATED
 Total revenues(a)   $ 451,465  $575,810  $606,759  $561,721  $550,325
 Provision for
  loan losses           17,799    16,175    22,608    15,786    13,109
 Total noninterest
  expenses             443,215   413,292   426,175   406,222   384,537
                     -------------------------------------------------
 Consolidated pre-
  tax (loss)/income     (9,549)  146,343   157,976   139,713   152,679
 (Benefit)/provision
  for income taxes     (12,959)   42,695    49,862    43,567    49,864
                     -------------------------------------------------
 Income from
  continuing
  operations             3,410   103,648   108,114    96,146   102,815
 Income from
  discontinued
  operations, net
  of tax               210,273     5,369     4,830     3,858     3,015
                     -------------------------------------------------
 Income before
  cumulative effect    213,683   109,017   112,944   100,004   105,830
 Cumulative effect
  of changes in
  accounting
  principle, net
  of tax                 1,345    (3,098)       --        --        --
                     -------------------------------------------------
 Net income          $ 215,028  $105,919  $112,944  $100,004  $105,830
                     =================================================
 ---------------------------------------------------------------------
 Certain previously reported amounts have been reclassified to agree with current presentation.
 (a) Includes noninterest income and net interest income/(expense)

CONTACT:  First Horizon National Corp.
          Media Information:
            Kim Cherry
            901-523-4726
          Investor Relations:
            Mark Yates
            901-523-4068